EXHIBIT 11

                    CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (in thousands, except per share data)

                                              For the Three Months Ended May 31,
                                             -----------------------------------
                                                   1998              1997
                                             ----------------   ----------------
                                              Basic   Diluted    Basic   Diluted
                                             -------  -------   -------  -------
Income applicable to common shares           $13,615  $13,615   $10,046  $10,046
Adjustments                                     --       --        --       --
                                             -------  -------   -------  -------
Income applicable to common shares           $13,615  $13,615   $10,046  $10,046
                                             -------  -------   -------  -------
Shares:
Weighted average common shares outstanding    18,748   18,748    18,770   18,770
Adjustments:
  Stock options                                 --        580      --        275
                                             -------  -------   -------  -------
Adjusted weighted average common shares
  outstanding                                 18,748   19,328    18,770   19,045
                                             -------  -------   -------  -------
Earnings per common share                    $  0.73  $  0.70   $  0.54  $  0.53
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